Exhibit 23.1

Parker Randall CF (H.K.) CPA Limited
Room 201, 2/F., Two Grand Tower, 625 Nathan Road, Kowloon, Hong Kong
Tel: 35763455; Fax: 26251263

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bohai Pharmaceuticals Group, Inc.
(Formerly known as Link Resources, Inc.)

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated February 26, 2010, relating to the consolidated financial statements of Bohai Pharmaceuticals Group, Inc. as of June 30, 2009 and 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ Parker Randall CF (H.K.) CPA Limited
Parker Randall CF (H.K.) CPA Limited
Kowloon, Hong Kong

August 11, 2010